Exhibit 99.1

News Release

Contact: John Jordan

Director of Investor Relations

508-541-8800, ext. 145

PLC SYSTEMS REPORTS THIRD QUARTER FINANCIAL RESULTS

Franklin, MA, October 27, 2005 — PLC Systems Inc. (AMEX: PLC) today announced financial results for the three and nine months ended September 30, 2005.

Third quarter total revenues were $1,900,000, which is an increase of 18 percent compared with $1,606,000 in the third quarter of 2004. The net loss for the third quarter of 2005 was $397,000, or $.01 per share, which is a decrease of nine percent when compared to the net loss of $436,000, or $.01 per share, in the third quarter of 2004.

Total revenues for the nine months ended September 30, 2005 were $5,825,000, an increase of 10 percent when compared to total revenues of $5,311,000 for the nine months ended September 30, 2004. The net loss for the nine months ended September 30, 2005 was $871,000, or $.03 per share, a decrease of 16 percent when compared to the net loss of $1,037,000, or $.03 per share, for the nine months ended September 30, 2004.

“We are pleased to report an 18 percent increase in our third quarter revenues,” stated Mark R. Tauscher, president and chief executive officer of PLC Systems. “Our cash position combined with our steady TMR financial performance has enabled PLC to invest in research and development projects that we believe will grow PLC beyond its TMR product offering. These investments are expected to provide PLC with expanded revenue opportunities and increased shareholder value in the long-term.”

During the third quarter of 2005, four next-generation CO2 Heart Lasers 2 (HL2) were shipped to United States hospitals through Edwards Lifesciences Corporation (NYSE: EW), PLC’s exclusive U.S. sales and marketing partner. All four HL2 shipments were new lasers. In addition to these shipments, PLC shipped one HL1 laser to an international hospital.

PLC ended the third quarter of 2005 with 180 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 136 HL2 customers and 44 HL1 customers. As of September 30, 2005, PLC’s U.S. laser base (HL1 and HL2) had increased by six percent during the preceding twelve months, including an 11 percent increase in the U.S. HL2 installed base.

During the third quarter of 2005, Edwards delivered 513 disposable kits to United States hospitals. In the third quarter of 2004, a total of 539 disposable kits were shipped by Edwards to United States hospitals. A total of 1,518 disposable kits were delivered domestically by Edwards during the first nine months of 2005, a seven percent increase compared to 1,423 disposable kits delivered in the first nine months of 2004.

In addition, Edwards continued its Optiwave 980 System marketing trial throughout the third quarter. Clinical experience with the Optiwave 980 laser and handpieces is expected to help shape future launch plans. As a result of the ongoing marketing trial, PLC did not ship any Optiwave 980 lasers to Edwards during the third quarter of

2005. Prior to the third quarter of 2005, PLC had shipped 74 Optiwave 980 lasers to Edwards. PLC does not expect to ship any additional Optiwave 980 lasers during the fourth quarter of 2005.

In conjunction with announcing its third quarter results, PLC Systems will be hosting a conference call today, October 27, at 11:00 a.m. Eastern Time. The call may be joined via telephone by dialing (800) 299-8538 at least five minutes prior to the start of the call. The passcode is: 80306549. A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com. A recording of the conference call will be available for the next month on PLC’s website.

PLC Systems is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System that cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may be unable to successfully develop or manufacture products under our agreements with Edwards; Edwards may decide not to pursue or continue the sales and marketing activities for these products; Edwards may be unsuccessful in distributing these products, our research and development initiative might not result in saleable products, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers and the Optiwave 980 System, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2004, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser are trademarks of PLC Systems Inc. Edwards Lifesciences, Edwards, and Optiwave 980 are trademarks of Edwards Lifesciences Corporation.

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Product sales — Edwards	$1,352	$1,022	$4,198	$3,608
Product sales — other	183	199	462	498
Service and placement fees — Edwards	313	344	984	1,005
Service and placement fees — other	52	41	181	200
Total revenues	1,900	1,606	5,825	5,311

Cost of revenues:
Product sales — Edwards	564	256	1,580	1,284
Product sales — other	68	123	204	260
Service and placement fees — Edwards	153	139	435	426
Service and placement fees — other	30	32	114	93
Total cost of revenues	815	550	2,333	2,063

Gross profit	1,085	1,056	3,492	3,248

Operating expenses:
Selling, general and administrative	739	886	2,516	2,742
Research and development	810	616	2,030	1,661
Total operating expenses	1,549	1,502	4,546	4,403

Loss from operations	(464)	(446)	(1,054)	(1,155)

Other income, net	67	30	183	138

Loss before income taxes	(397)	(416)	(871)	(1,017)

Provision for income taxes	—	20	—	20

Net loss	$(397)	$(436)	$(871)	$(1,037)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Average shares outstanding:
Basic	30,079	30,059	30,073	30,013
Diluted	30,079	30,059	30,073	30,013

CONDENSED BALANCE SHEET

	September 30, 2005	December 31, 2004
Cash and short-term investments	$9,717	$9,678
Total current assets	12,509	12,787
Total assets	12,986	13,327
Total current liabilities	2,850	2,129
Shareholders’ equity	5,930	6,829